Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-198699) pertaining to The Alagasco Employee Savings Plan, of our report dated July 1, 2015, on our audit of the statement of net assets available for benefits of The Alagasco Employee Savings Plan as of December 31, 2014, and the related statement of changes in net assets available for benefits for the period from September 1, 2014 (inception of the Plan) through December 31, 2014, which report appears in the December 31, 2014, annual report on Form 11-K of The Alagasco Employee Savings Plan.

St. Louis, Missouri
July 1, 2015